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Report of Independent Registered Public Accounting Firm

The Board of Directors

Citibank, N.A.:

We have examined management’s assertion, included in the accompanying Management’s Assertion of Compliance, that the Agency and Trust division of Citibank, N.A. (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly- issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) commercial mortgage-backed securities issued on or after January 1, 2011 as listed in Appendix A of the accompanying Management’s Assertion of Compliance, for which the Company provides the following servicing functions: paying agent, certificate administration and trustee; or certificate administration and paying agent (the “Platform”), except for servicing criteria 1122(d)(1)(iii), 1122(d)(4)(i)-1122(d)(4)(ii) and 1122(d)(4)(iv)-1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform (the “Applicable Servicing Criteria”), as of and for the twelve months ended December 31, 2025. The Company has determined that servicing criterion 1122(d)(1)(v) is applicable only to the activities the Company performs related to the mathematically accurate aggregation of information received from servicers and the accurate conveyance of such information within reports to investors. Servicing criterion 1122(d)(4)(iii) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company’s obligation to report additions, removals or substitutions on reports to investors in accordance with the transaction agreements. With respect to servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(iii), there were no activities performed during the twelve months ended December 31, 2025 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. Management is responsible for the Company’s compliance with the Applicable Servicing Criteria for the Platform. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Applicable Servicing Criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Applicable Servicing Criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Applicable Servicing Criteria for the Platform.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.

As described in Management’s Assertion of Compliance, the Company has revised the Management’s Assertion of Compliance previously issued and dated February 27, 2026, to include a previously omitted transaction in its Platform as noted in Appendix A of Management’s Assertion of Compliance. Accordingly, this report supersedes our report previously issued and dated February 27, 2026.

In our opinion, management’s assertion that the Company complied with the aforementioned Applicable Servicing Criteria for the Platform as of and for the twelve months ended December 31, 2025 is fairly stated, in all material respects.

Our opinion on management’s assertion does not extend to any other information that accompanies or contains our report.

/s/ KPMG LLP

Chicago, Illinois
March 20, 2026